EXHIBIT 99.1

BeiGene Presents Preliminary Results on Anti-PD-1 Antibody Tislelizumab in Patients with Microsatellite Instability-High or Mismatch Repair-Deficient Solid Tumors at Annual Meeting of the Chinese Society of Clinical Oncology

BEIJING, China and CAMBRIDGE, Mass., Sept. 20, 2018 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, presented preliminary clinical data from Chinese patients with microsatellite instability-high (MSI-H) or mismatch repair-deficient (dMMR) solid tumors enrolled in an ongoing Phase 1/2 clinical trial of tislelizumab, an investigational anti-PD-1 antibody, at the 21st Annual Meeting of the Chinese Society of Clinical Oncology (CSCO) in Xiamen, China.

“Tislelizumab is being developed in a broad clinical program as both a monotherapy and in combination with other treatments for a number of potential clinical indications. We are encouraged by the preliminary results presented today with tislelizumab for patients with MSI-H or dMMR solid tumors and are excited about starting a Phase 2 trial in China in patients with advanced forms of these tumors to test our belief that they are sensitive to immune checkpoint inhibition. We hope this further enables the availability of new treatments options, which are urgently needed, especially in China,” commented Amy Peterson, M.D., Chief Medical Officer, Immuno-Oncology, at BeiGene.

“This is the first presentation of tislelizumab data in the population of patients with MSI-H or dMMR solid tumors, and we are encouraged by the objective response rate of 29 percent in a difficult-to-treat patient population. Tislelizumab was also generally well-tolerated in these patients,” said Lin Shen, M.D., Vice President of Clinical Oncology at Beijing Cancer Hospital and Peking University, and study presenter. “We hope that further study of tislelizumab may lead to a new treatment for patients with these tumors.”

Summary of Results from the MSI-H and dMMR Cohorts in the Phase 1/2 Trial

The multi-center, open-label Phase 1/2 trial of tislelizumab as monotherapy in advanced solid tumors in China (CTR20160872) consists of a Phase 1 dose verification component and a Phase 2 component of indication expansion in disease-specific cohorts, which includes MSI-H and dMMR solid tumors.

Data presented at CSCO today are from 22 patients enrolled in the cohort, of which 14 patients with centrally confirmed MSI-H/dMMR tumors were evaluable for antitumor activity per RECIST v1.1 criteria. Patients were treated with tislelizumab at a dose of 200 mg every three weeks. Colorectal cancer was the most common primary tumor type and 82 percent of the study population received one or more prior lines of systemic therapy. At the time of the data cutoff on May 11, 2018, median treatment duration was 2.2 months (0.69-11.1 months), median follow-up time was 4.4 months (0.10-10.7 months), and ten patients remained on treatment.

Adverse events (AEs) assessed by the investigator to be related to treatment occurred in 18 patients (82%). Of those, the most common treatment-related AEs (TRAEs) (occurring in ≥ 15% of patients) were increased bilirubin (36%), increased transaminase (27%), increased blood creatine phosphokinase (23%), anemia (23%) and decreased white blood cell and/or neutrophil count (18%). All of the TRAEs were grades 1 or 2. Immune-related AEs (irAEs) occurred in 13 patients (59%) and many were overlapping with the TRAE cases. All irAEs were grade 1 or 2 as well.

At the time of the data cutoff, the efficacy evaluation was early and 14 patients, including 12 patients with colorectal cancer, with centrally confirmed MSI-H/dMMR tumors were evaluable for response. The objective response rate was 29 percent (four patients, all with colorectal cancer), with the median duration of response still maturing. Additionally, three patients centrally confirmed as negative for MSI-H/dMMR were evaluable for response, and progressive disease was the best response in all three of these patients.

In addition to this Phase 1/2 trial, tislelizumab is being investigated in two pivotal Phase 2 clinical trials in China in relapsed/refractory (R/R) classical Hodgkin’s lymphoma and in urothelial cancer, Phase 3 trials in China and globally in a number of malignancies including non-small cell lung cancer, hepatocellular carcinoma, and esophageal squamous cell carcinoma; as well as two global Phase 2 trials in patients with previously treated hepatocellular carcinoma or with R/R mature T- and NK-cell lymphomas.

About Microsatellite Instability-High or Mismatch Repair Deficient Solid Tumors
Microsatellite instability-high (MSI-H) cancer cells have a greater than normal number of genetic markers called microsatellites, which are short, repeated sequences of DNA. Cancer cells that have large numbers of microsatellites may have defects in the ability to correct mistakes (also known as mismatch repair deficiency, or dMMR) that occur when DNA is copied in the cell. MSI-H and dMMR tumors are found most often in colorectal cancer, other types of gastrointestinal cancer and endometrial cancer, although they may also be found in cancers of the breast, prostate, bladder and thyroid.

About Tislelizumab
Tislelizumab (BGB-A317) is an investigational humanized monoclonal antibody that belongs to a class of immuno-oncology agents known as immune checkpoint inhibitors. Discovered by BeiGene scientists in Beijing, tislelizumab is designed to bind to PD-1, a cell surface receptor that plays an important role in downregulating the immune system by preventing the activation of T-cells. Tislelizumab has demonstrated high affinity and specificity for PD-1. It is potentially differentiated from the currently approved PD-1 antibodies in an engineered Fc region, which is believed to minimize potentially negative interactions with other immune cells, based on preclinical data. Tislelizumab is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. BeiGene and Celgene Corporation have a global strategic collaboration for the development of tislelizumab in solid tumor cancers outside of Asia (except Japan).

About BeiGene
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,300 employees in China, the United States, Australia and Switzerland, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide) and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.i

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

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